Exhibit 99.1

NEWS	FOR IMMEDIATE RELEASE

First American Financial Corporation Appoints

Deborah L. Wahl to Board of Directors

SANTA ANA, Calif., Sept. 10, 2024 – First American Financial Corporation (NYSE: FAF), a premier provider of title, settlement and risk solutions for real estate transactions and the leader in the digital transformation of its industry, announced today that Deborah L. Wahl has been appointed to the company’s board of directors.

Considered an innovator among global chief marketing officers (CMO), Wahl has earned a reputation for developing and driving transformational corporate strategy. Wahl’s impressive career includes serving as CMO for several premier consumer product brands, including General Motors, Cadillac, and McDonald’s, as well as PulteGroup, one of the largest homebuilding companies in the country. She has consistently been recognized as a leader among CMOs, named to the Forbes CMO Hall of Fame and the CMO Club Hall of Fame.

“I’m excited to welcome Deborah to First American’s board,” said Dennis J. Gilmore, chairman of First American Financial Corporation. “With her extensive experience leading global marketing strategy and helping drive growth for influential brands in a variety of industries, Deborah will be a valuable addition to our board as the company capitalizes on its leadership of the digital transformation of the title and settlement industry.”

Wahl currently serves on the boards of ActionIQ and Mediaocean. Her previous board experience includes service on the boards of Groupon, Beyond Ordinary Events, and OnStar Insurance, as well as several board-level roles with the Association of National Advertisers, the Mobile Marketing Association, and the Interactive Advertising Bureau. Wahl earned a master’s degree in business administration from the Wharton School at the University of Pennsylvania and earned a bachelor’s degree in economics from Wellesley.

Exhibit 99.1

First American Financial Corporation Appoints Deborah L. Wahl to Board of Directors

About First American

First American Financial Corporation (NYSE: FAF) iis a premier provider of title, settlement and risk solutions for real estate transactions. With its combination of financial strength and stability built over more than 135 years, innovative proprietary technologies, and unmatched data assets, the company is leading the digital transformation of its industry. First American also provides data products to the title industry and other third parties; valuation products and services; mortgage subservicing; home warranty products; banking, trust and wealth management services; and other related products and services. With total revenue of $6.0 billion in 2023, the company offers its products and services directly and through its agents throughout the United States and abroad. In 2024, First American was named one of the 100 Best Companies to Work For by Great Place to Work® and Fortune Magazine for the ninth consecutive year, and named one of the 100 Best Workplaces for Innovators by Fast Company for the second consecutive year. More information about the company can be found at www.firstam.com.

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Media Contact:	Investor Contact:
Marcus Ginnaty Corporate Communications First American Financial Corporation 714-250-3298	Craig Barberio Investor Relations First American Financial Corporation 714-250-5214